Exhibit 99.1

                       [GOLDEN NUGGET GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE                                MEDIA CONTACT
November 10, 2004                                    Sylke Neal-Finnegan
                                                     (702) 386-8107
                                                     sfinnegan@goldennugget.com


             POSTER FINANCIAL GROUP TO SELL GOLDEN NUGGET LAUGHLIN
                         TO BARRICK GAMING CORPORATION

LAS VEGAS, Nev. (Nov. 10, 2004) - On November 8, 2004, Poster Financial Group, Inc. ("Poster Financial Group") entered into an agreement to sell the Golden Nugget Laughlin to Las Vegas-based gaming and real estate company, Barrick Gaming Corporation ("Barrick Gaming") for $31 million, plus working capital at the closing of the transaction. The transaction includes a 24-month license agreement for the limited use of the Golden Nugget Laughlin name and brand.

The transaction is subject to customary closing conditions contained in the purchase agreement, including receipt of all necessary regulatory and governmental approvals. Both parties anticipate the transaction to be completed during the first quarter of 2005. Poster Financial Group expects to report a modest gain upon completion of the transaction.

"This strategic move is designed to allow us to focus on our primary asset, the Golden Nugget Las Vegas," said Tim Poster, chairman and chief executive officer of Poster Financial Group. "We are pleased that Barrick Gaming shares our appreciation for the contributions of the employees and customers in making the Golden Nugget Laughlin a leader in the market."

"The purchase of the Golden Nugget Laughlin is an opportunity to enhance our portfolio with a property that is accordant with our mission to offer value and quality to our core customer, as well as provide a stronger foundation for future acquisitions," said Stephen Crystal, president and co-founder of Barrick Gaming. "That we were able to work together with one of our neighbors in Downtown Las Vegas on this transaction was an added bonus."

Located on the banks of the Colorado River, the property has been operating as the Golden Nugget Laughlin since 1988, and features a tropical theme with restaurants, retail shops, a 300-room hotel, nightclub and casino.

Poster Financial Group, Inc. is owned by Timothy Poster and Thomas Breitling, the entrepreneurs who founded the revolutionary travel website Travelscape.com and later sold it to Expedia. On January 23, 2004, Poster Financial Group purchased the Golden Nugget properties from MGM MIRAGE.

Barrick Gaming (www.barrickgamingcorp.com) was founded by D.W. Barrick and Stephen Crystal to redevelop and build multi-jurisdictional gaming and entertainment properties that offer quality and value. The first phase of the company's mission came to fruition in March 2004 with the purchase of four hotel-casinos in classic Downtown Las Vegas: The Plaza, Vegas Club, Western and Gold Spike, as well as more than 30 acres of undeveloped real estate. In October 2004, Barrick Gaming acquired two additional hotel-casinos: The Queen of Hearts and Nevada, also located in Downtown Las Vegas. Barrick Gaming will continue to seek acquisitions that are congruent with its overall strategy.

About Poster Financial Group, Inc.
---------------------------------
On January 23, 2004, Poster Financial Group, Inc. acquired the Golden Nugget Las Vegas and Golden Nugget Laughlin. Poster Financial is headquartered in Las Vegas, Nevada and was founded in June 2003 by Timothy Poster, its current chairman and chief executive officer, and Thomas Breitling, its current president, secretary and treasurer.

Previously, Mr. Poster served as chairman and chief executive officer of Travelscape.com, Inc., from March 1998 through March 2000. Mr. Breitling previously founded Breitling Ventures, an investment firm and served as the President of Travelscape, Inc. from March 2000 to December 2001. Since January 2003, Mr. Breitling has served as chairman and chief executive officer of Insomnia Entertainment, an independent film company. Messrs. Poster and Breitling co-founded Travelscape.com and sold the company to Expedia in March of 2000.

About Golden Nugget Laughlin
----------------------------
Golden Nugget Laughlin is an intimate, 300-room resort located on the banks of the Colorado River in Laughlin, Nevada, 90-miles southeast of Las Vegas. The tropical-themed casino features slot and video poker machines, which include progressive-play machines; table games, including blackjack, craps, roulette, and three-card poker; keno and a complete race and sports book, which is linked to the Golden Nugget Las Vegas for the most up-to-the-minute betting lines. The property offers numerous dining options, a popular sports bar, live entertainment on the outdoor deck and a cozy pool with great views of the Colorado River. Additional information and on-line reservations are available at www.goldennugget.com.

Cautionary Note Regarding Forward-Looking Statements
----------------------------------------------------
This press release may contain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks. Such forward-looking statements include statements as to our anticipated financial performance; the impact of competition and current economic uncertainty; the sufficiency of funds to satisfy our cash requirements through the remainder of fiscal 2004 and beyond; our opportunities for expansion and the ability to finance any such expansion and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, general economic conditions in the markets in which we operate, competition from other gaming operations, leverage, the inherent uncertainty and costs associated with litigation and governmental and regulatory investigations, licensing and other regulatory risks, the ability to enter into arrangements for expansion on suitable terms and the ability to finance any such expansion and other risks disclosed in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

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